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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Cost-U-Less, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2005

Dear Cost-U-Less, Inc. Shareholders:

I am pleased to invite you to the Cost-U-Less Annual Meeting of Shareholders. This year’s annual meeting will be at 10:00 a.m. local time on Wednesday, May 11, 2005, at the Doubletree Hotel (Lakehills Room), 300 112th Ave. S.E., Bellevue, Washington.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the meeting.

We hope you can join us on May 11th. Whether or not you can attend, please read the attached proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. It is important that you use this opportunity to take part in the affairs of Cost-U-Less by voting on the business to come before this meeting, so please return your proxy card promptly.

A copy of our Annual Report to Shareholders is also enclosed for your information. The board of directors and management look forward to seeing you at the annual meeting.

By Order of the Board of Trustees

Martin P. Moore
Secretary

COST-U-LESS, INC.
3633 136th Place SE, Suite 110
Bellevue, Washington 98006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, May 11, 2005

Dear Cost-U-Less Shareholders:

On Wednesday, May 11, 2005, Cost-U-Less, Inc., a Washington corporation, will hold its Annual Meeting of Shareholders at the Doubletree Hotel (Lakehills Room), 300 112th Ave. S.E., Bellevue, Washington, at 10:00 a.m. local time, for the following purposes:

(1)	To elect three directors to hold office for the terms described in the attached proxy statement and until their respective successors are duly elected and qualified.

(2)	To ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2005 ending January 1, 2006.

(3)	To transact any other business properly presented before the meeting.

The record date for the meeting has been set at March 25, 2005. Only shareholders that owned stock at the close of business on March 25, 2005, are entitled to notice of and to vote at this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose related to the meeting, during ordinary business hours at our principal offices.

IMPORTANT: To assure your representation at the annual meeting, you are urged to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

By order of the board of directors,

Martin P. Moore
Secretary

Bellevue, Washington
April 7, 2005

COST-U-LESS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on Wednesday, May 11, 2005

The board of directors of Cost-U-Less, Inc. is sending you this proxy statement in connection with its solicitation of proxies for use at our 2005 annual meeting of shareholders or any adjournment or postponement thereof. The annual meeting will be held at the Doubletree Hotel (Lakehills Room), 300 112th Ave. S.E., Bellevue, Washington, on Wednesday, May 11, 2005, at 10:00 a.m. local time. This proxy statement and accompanying form of proxy are being first sent or given to our shareholders on or about April 7, 2005.

SOLICITATION AND VOTING

Record Date and Outstanding Shares

Only those shareholders that owned shares of our common stock at the close of business on March 25, 2005, the record date for the annual meeting, are entitled to vote at the annual meeting and any adjournment thereof. On the record date, there were 3,909,673 shares of our common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each shareholder of record as of that date is entitled to one vote for each share of common stock held by him or her.

Quorum and Broker Non-Votes

Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the purpose of transacting business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker submits a proxy card with respect to the shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner of the shares. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Voting and Revocation of Proxies

All valid proxies received before the meeting will be exercised. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted (i) “FOR” the election of the nominees for the board of directors named on the following pages, and (ii) “FOR” the ratification of the appointment of Grant Thornton LLP as our auditors for fiscal 2005. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in the proxy statement and the accompanying notice of annual meeting of shareholders. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment. Brokers who hold shares for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies in their own discretion.

If you give your proxy to Cost-U-Less, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

•	notifying the Secretary of Cost-U-Less in writing before the annual meeting;

•	delivering to the Secretary of Cost-U-Less before the annual meeting a signed proxy with a later date; or

•	attending the annual meeting and voting in person.

Voting Securities

You are entitled to one vote for each share of common stock you hold. If a quorum is present and voting, the three nominees for director receiving the highest number of votes will be elected as directors. The proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal 2005 will be approved if the number of votes cast in favor of the proposal by holders of common stock present, in person or by proxy, and entitled to vote at the annual meeting, exceeds the number of votes cast against it. Abstentions from voting will have no effect on these proposals since they will not represent votes cast at the annual meeting for the purpose of voting on such proposals.

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we may request banks and brokers, and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

We have a classified board of directors consisting of two Class I directors, two Class II directors, and one Class III director, who will serve until the annual meetings of shareholders to be held in 2007, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of shareholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The term of the Class II directors will expire on the date of the upcoming annual meeting. Accordingly, two people are to be elected to serve as Class II directors of the board of directors at the meeting. Management’s nominees for election by the shareholders to the two Class II positions are the current Class II members of the board of directors, David A. Enger and Gary W. Nettles. If elected, Messrs. Enger and Nettles will serve as Class II directors until our annual meeting of shareholders in 2008 and until their respective successors are duly elected and qualified.

In addition, our bylaws provide that any director elected to fill a vacancy on the board of directors shall serve only until the next election of directors by the shareholders. As a result, the term of one of our Class I directors, Robert C. Donegan, who was elected to fill a vacancy on the board on June 18, 2004, will expire on the date of the upcoming annual meeting. Accordingly, one person is to be elected to serve as a Class I director of the board of directors at the meeting. Management’s nominee for election by the shareholders to the Class I director position is the current Class I member of the board of directors, Robert C. Donegan. If elected, Mr. Donegan will serve as a Class I director until our annual meeting of shareholders in 2007 and until his successor is duly elected and qualified.

If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy on the board of directors occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the one nominee for Class I director and the two nominees for Class II directors receiving the highest number of votes will be elected as a Class I director and Class II directors, respectively. Abstentions and broker non-votes have no effect on the vote.

The board of directors recommends a vote “FOR” the nominees named above.

The following table sets forth, for our current directors, including the Class I nominee and the Class II nominees to be elected at this meeting, information with respect to their ages and background.

Name	Position With the Company	Age	Director Since
Class I director nominated for election at the 2005 annual meeting of shareholders:
Robert C. Donegan	Director	51	2004

Class I director whose term expires at the 2007 annual meeting of shareholders:
J. Jeffrey Meder	Director, President and Chief Executive Officer	53	1999

Class II directors nominated for election at the 2005 annual meeting of shareholders:
David A. Enger	Director	59	1993
Gary W. Nettles	Director	53	1996

Class III director whose term expires at the 2006 annual meeting of shareholders:
George C. Textor	Chairman of the Board	60	1998

Nominees for the Board of Directors

Robert C. Donegan has been a member of our board of directors since July 2004. Mr. Donegan serves as President and director of Ivar’s Inc., a chain of restaurants with headquarters in Seattle, Washington. Since Mr. Donegan started with Ivar’s in 1997, the chain has grown from approximately 45 to 62 units. Prior to serving with Ivar’s, Mr. Donegan served as chief financial officer, executive vice president of planning and development for Peet’s Coffee and Tea from 1994 to 1997, helping grow the store count from 19 to 31 units.

David A. Enger has been a member of our board of directors since 1993 and served as Chairman of the Board from 2000 until August 2002. Mr. Enger served as Executive Vice President of K&N Meats (“Keener’s”), one of the Northwest’s largest distributors of fresh foods, from 1992 until 2001. He has served in various executive positions with Stockyards/Monte Vista since U.S. Food Services acquired K&N Meats in 2001. In 1990, Mr. Enger founded the Business & Banking Institute, which engages in business and banking consulting and training. From 1980 to 1990, Mr. Enger served as a principal of Management Advisory Services, Inc., a business and banking consulting firm, which he co-founded in 1980. From 1976 to 1980, Mr. Enger was a vice president of Seafirst Bank. Mr. Enger is currently a director of Colmac Industries, Inc., a dry-cleaning equipment manufacturer, and Colmac Coil Manufacturing, Inc., a heating and air-conditioning coils manufacturer, as well as a director of the Pacific Coast Banking School at the University of Washington. Mr. Enger previously served as a director of Keener’s.

Gary W. Nettles has been a member of our board of directors since 1996. Mr. Nettles is a certified public accountant and has been the chief financial officer of Allen Tel Products, Inc., a non-public supplier and manufacturer of data and telecommunication components, located in Henderson, Nevada, since 2003. In 2004, Mr. Nettles also became the Chief Operating Officer for Allen Tel Products, Inc. Mr. Nettles has served as director of Allen Tel Products, Inc. since 1999. Previously, Mr. Nettles was president of Guchereau & Nettles, an accounting firm located in Costa Mesa, California, where he worked from 1987 to 2003.

Continuing Directors Until 2006

George C. Textor has been a member of our board of directors since 1998 and has served as Chairman of the Board since August 2002. Mr. Textor is president of Capstan Capital LLC, a Seattle-based private equity investment company. From 1989 to 2002, Mr. Textor was a partner of Capstan Partners, a Seattle-based private equity investment fund which he co-founded. From 1982 to 1988, Mr. Textor was a founding general partner of Cable Howse & Ragen (now Ragen MacKenzie Group Incorporated), an investment banking and brokerage firm located in the Pacific Northwest.

Continuing Directors Until 2007

J. Jeffrey Meder has been a member of our board of directors and the president and chief executive officer of Cost-U-Less since 1999. Previously, he served as co-founder, president and chief executive officer of Drug Emporium, N.W. He had provided overall direction and vision for that company since 1981. During that time, he led the growth of Drug Emporium, N.W. to twenty stores with over $180 million in sales and employing approximately 1,600 employees in the Pacific Northwest. Prior to co-founding Drug Emporium, N.W., Mr. Meder was employed in the banking industry from 1975 to 1981. His last position in banking was assistant vice president in the commercial division of Huntington National Bank in Columbus, Ohio, where his responsibilities included business development and work-out loan situations.

The board of directors has determined that, other than Mr. Meder, each of the members of the board of directors is an independent director for purposes of the Nasdaq rules regarding director independence.

Board Meetings and Committees

The board of directors held five meetings during the fiscal year ended December 26, 2004. The board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board of directors and all of the committees of the board of directors on which such director served held during that period.

Audit Committee. The members of the audit committee during fiscal 2004 were Gary W. Nettles (Chairman), David A. Enger and George C. Textor. Each of the members of the audit committee is independent for purposes of the Nasdaq rules as they apply to audit committee members. Mr. Nettles is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The functions of the audit committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, approving in advance the engagement of the independent auditor for all audit and non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The audit committee held five meetings during the fiscal year ended December 26, 2004.

Compensation Committee. The members of the compensation committee during fiscal 2004 were George C. Textor (Chairman), David A. Enger and Gary W. Nettles. Our board of directors appointed Robert C. Donegan to serve on the compensation committee and as its chairman on December 15, 2004. Each of the members of the compensation committee is independent for the purposes of the Nasdaq rules. The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus criteria for other executive officers, and approves stock option grants to executive officers. The compensation committee held five meetings during the fiscal year ended December 26, 2004.

Nominating and Corporate Governance Committee. The member of the nominating and corporate governance committee during fiscal 2004 were David A. Enger (Chairman), Gary W. Nettles and George C. Textor. Each of the members of the nominating and corporate governance committee is independent for purposes of the Nasdaq rules. The nominating and corporate governance committee identifies individuals qualified to become board members and makes recommendations concerning such candidates, develops and oversees the regular evaluation of our directors, and develops corporate governance principles for recommendation to the board of directors. The nominating and corporate governance committee held three meetings during the fiscal year ended December 26, 2004.

Director Nominations

Nominations of candidates for election as directors may be made by the board of directors or by shareholders. The nominating and corporate governance committee is responsible for, among other things, the selection and recommendation to the board of directors of nominees for election as directors.

Shareholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for shareholder nomination of director candidates is contained in the bylaws. In summary, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must submit written notice of such nomination to the corporate secretary not less than 60 days and not more than 90 days prior to the annual meeting. That deadline for submission of any director nominations by shareholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.

Shareholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the shareholder’s name and address;

•	a representation that the shareholder is entitled to vote at the annual meeting and a statement of the number of shares beneficially owned by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

Evaluation of any recommendations by shareholders of director candidates is the responsibility of the nominating and corporate governance committee under its charter. Shareholders may submit in writing recommendations for consideration by the nominating and corporate governance committee to the attention of our corporate secretary at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the shareholder wants the nominating and corporate governance committee to consider.

In evaluating potential director nominees, the nominating and corporate governance committee considers the following factors:

•	the appropriate size of our board of directors and its committees;

•	the perceived needs of the board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of the nominees and the skills, background, reputation, and business experience already possessed by other members of the board of directors;

•	nominees’ independence from management, experience with accounting rules and practices and background with regard to executive compensation;

•	applicable regulatory and listing requirements;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of Cost-U-Less and our shareholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one member of the board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the board of directors should meet the definition of “independent director” under the Nasdaq rules. The nominating and corporate governance committee also believes it is appropriate for one or more key members of our management to participate as members of the board of directors.

Communications with Directors

Shareholders may communicate with any and all members of our board of directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the chairman of the board or directors, for a communication addressed to the entire board of directors) at the following address:

Name of the Director(s)
c/o Corporate Secretary
Cost-U-Less, Inc.
3633 136th Place SE, Suite 110
Bellevue, Washington 98006
Fax: (425) 945-0124

Communications from our shareholders to one or more directors will be collected and organized by our corporate secretary under procedures approved by our board of directors. Our corporate secretary will forward all communications to the chairman of the board of directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently.

Director Attendance at Annual Meetings

We believe that annual meetings provide an opportunity for shareholders to communicate with our directors. We will make every effort to schedule our annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All directors are encouraged to make every reasonable effort to attend our annual meeting of shareholders. We will reimburse all reasonable out-of-pocket traveling expenses incurred by directors attending the annual meeting. All four members of our board of directors serving as directors at the time of our 2004 annual meeting of shareholders attended the annual meeting.

Committee Charters and Other Corporate Governance Materials

Our board of directors has adopted a charter for each of the committees described above. The board of directors has also adopted a code of business conduct that applies to all of our employees, officers and directors and a code of ethics that applies to our officers. Links to these materials are available on our website at www.costuless.com/Investors.

Compensation of Directors

During fiscal 2004, our non-employee directors were paid $2,500 for each meeting of the board of directors attended and $250 for each committee meeting attended. The chairman of the board, the chairman of the compensation committee and the chairman of the nominating and corporate governance committee were paid an additional $500 for each board or compensation committee meeting they chaired. The chairman of the audit committee was paid an additional $1,000 for each audit committee meeting chaired. We also reimburse directors for travel expenses in attending meetings. Our directors who are also employees did not receive any compensation for their services as members of the board of directors.

Each non-employee director received an automatic annual grant of options to purchase 1,000 shares of common stock under our 1998 stock incentive compensation plan on the date of last year’s annual meeting. Each non-employee director will again receive an automatic annual grant of options to purchase 1,000 shares of common stock under our 1998 plan on the date of this meeting.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF AUDITORS

The audit committee of the board of directors has selected Grant Thornton LLP as independent auditors to audit the consolidated financial statements of Cost-U-Less for fiscal year 2005 ending January 1, 2006. Grant Thornton LLP has acted in such capacity since its appointment in fiscal year 2003. A representative of Grant Thornton LLP is expected to be present at the annual meeting and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Cost-U-Less for the fiscal years ended December 26, 2004, and December 28, 2003, by independent auditors:

	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$137,381	$132,227
Audit-Related Fees (2)	$11,550	$11,037
Tax Fees (3)	$93,657	$92,276
All Other Fees (4)	$5,000	$0

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. Audit Fees for fiscal 2004 and fiscal 2003 include $15,076 and $40,989, respectively, billed to us by Deloitte & Touche LLP.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to Grant Thornton LLP audits of our employee benefit plan.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning. All Tax Fees for fiscal 2004 and fiscal 2003 were billed to us by Deloitte & Touche LLP.

(4)	All Other Fees consist of fees for products and services other than the services reported above. We incurred fees in fiscal 2004 related to Sarbanes-Oxley consulting with RSM McGladrey Inc.

The audit committee’s policy is to approve in advance all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Authorization is generally provided for up to one year and a contract or scope of services is developed and agreed to in advance as to the particular category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor according to the contract. The chairman of the audit committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000, and such approvals are communicated to the full audit committee at its next meeting.

The audit committee has considered the role of Grant Thornton LLP in providing tax and benefit plan related services and other non-audit services to Cost-U-Less and has concluded that such services are compatible with Grant Thornton LLP’s independence as our auditors.

On June 19, 2003, we dismissed Deloitte & Touche LLP as our independent auditors. At that time, the reports of Deloitte & Touche LLP on our financial statements for the two fiscal years preceding the dismissal had not contained an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. In the two fiscal years preceding the dismissal, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Our audit committee made the decision to dismiss Deloitte & Touche LLP. During the two fiscal years preceding the dismissal, we did not have a disagreement or difference of opinion with Deloitte & Touche LLP in which Deloitte & Touche LLP advised us of any matter that would be a reportable event under Item 310(1a)(1)(v) of Regulation S-K.

We engaged Grant Thornton LLP as our independent auditors on June 19, 2003. During the two fiscal years preceding June 19, 2003, we had not consulted with Grant Thornton LLP regarding either the application of accounting principles to a specified completed or proposed transaction, the type of audit opinion they might render on our financial statements, or any disagreement with Deloitte & Touche LLP or reportable event.

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of shareholders, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Shareholder ratification of the selection of Grant Thornton LLP as our independent public auditors is not required by our bylaws or otherwise. We are submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice. In the event the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change could be in our best interests and the best interests of our shareholders. Unless otherwise instructed, the persons named in the accompanying form of proxy intend to vote shares represented by properly executed proxies for the ratification of the appointment of Grant Thornton LLP as our independent auditors.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2005 ending January 1, 2006.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2005, certain information regarding the beneficial ownership of Cost-U-Less common stock by:

•	each shareholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each director and nominee for our board of directors;

•	each executive officer whom compensation information is given in the summary compensation table in this proxy statement; and

•	all of our directors and executive officers as a group.

To our knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned.

Beneficial Owner(1)	Outstanding Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)
Bridgeway Capital Management, Inc. (4)	197,950	5.1%
5616 Kirby Drive, Suite 518 Houston, Texas 77005
J. Jeffrey Meder (5)	341,037	8.1%
Gary W. Nettles (6)	82,058	2.1%
Michael T. Scalzo (7)	71,451	1.8%
Roy W. Sorensen (8)	68,000	1.7%
Martin P. Moore (9)	64,000	1.6%
William W. Lofgren (10)	22,951	*
George C. Textor (11)	17,282	*
David A. Enger (12)	5,000	*
Robert C. Donegan	—	*
All directors and executive officers as a group (10 persons)(13)	698,830	15.5%

*	Less than 1% of the outstanding shares of common stock.

(1)	Except as noted above, all beneficial owners can be reached c/o Cost-U-Less, Inc., 3633 136th Place SE, Suite 110, Bellevue, Washington 98006.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants.

(3)	Calculated on the basis of 3,909,673 shares of common stock outstanding as of March 15, 2005, provided that any additional shares of common stock that a shareholder has the right to acquire within 60 days after March 15, 2005, are deemed to be outstanding for the purpose of calculating that shareholder’s percentage beneficial ownership.

(4)	Based on a Schedule 13G filed by Bridgeway Capital Management, Inc. with the SEC on March 15, 2005. Linda Giuffre is the CCO of Bridgeway Capital Management, Inc.

(5)	Includes 321,037 shares subject to options exercisable within 60 days of March 15, 2005.

(6)	Based on our most recent information and publicly filed information. Includes 11,807 shares held by the Alyce Christene Gangwish Irrevocable Trust of 1995, 26,982 shares held by The Lenz Grandchildren’s Irrevocable Trust of 2000, 8,855 shares held by the Brittney Elizabeth Lenz Irrevocable Trust of 1995, and 8,855 shares held by the Cody Allan Lenz Irrevocable Trust of 1995 (for each of which Mr. Nettles acts as Co-Trustee), 677 shares held by Guchereau & Nettles SEP and 18,282 shares subject to options exercisable within 60 days of March 15, 2005.

(7)	Represents 71,451 shares subject to options exercisable within 60 days of March 15, 2005.

(8)	Represents 68,000 shares subject to options exercisable within 60 days of March 15, 2005.

(9)	Includes 53,000 shares subject to options exercisable within 60 days of March 15, 2005.

(10)	Represents 22,951 shares subject to options exercisable within 60 days of March 15, 2005.

(11)	Represents 17,282 shares subject to options exercisable within 60 days of March 15, 2005.

(12)	Represents 5,000 shares subject to options exercisable within 60 days of March 15, 2005.

(13)	Includes 603,454 shares subject to options exercisable within 60 days of March 15, 2005.

Executive Officers

The following persons are our executive officers as of March 15, 2005, who will serve in the capacities noted until the election and qualification of their successors.

Name	Age	Positions and Offices With Cost-U-Less
J. Jeffrey Meder (1)	53	President and Chief Executive Officer
Roy W. Sorensen (2)	51	Vice President, Chief Operating Officer
Martin P. Moore (3)	48	Vice President, Chief Financial Officer, Secretary & Treasurer
Michael T. Scalzo (4)	40	Vice President, Merchandising & Marketing
William W. Lofgren (5)	42	Vice President, Information Systems
J. Robert Cain (6)	51	Vice President, Logistics

(1)	For a biographical summary of J. Jeffrey Meder, see “Directors.”

(2)	Roy W. Sorensen has served as our vice president and chief operating officer since August 2000, and served as chief financial officer from September 1999 to August 2000. Previously, Mr. Sorensen served as chief financial officer and treasurer of Drug Emporium NW. In this capacity, he played a key role in successfully negotiating the sale of the company in July 1998 to Longs Drugs, a $3.1 billion regional retailer. Mr. Sorensen has held various executive financial positions with other companies in the Pacific Northwest, including Seattle Lighting Fixture Co., Egghead Software, and Seafirst Corporation. Mr. Sorensen received his MBA from the University of Puget Sound.

(3)	Martin P. Moore joined us in December 1998 as corporate controller before becoming vice president and chief financial officer in August 2000. Previously, Mr. Moore served as manager of corporate planning and reporting at ATL Ultrasound, Inc., a $500 million medical equipment manufacturer that was acquired by Philips Electronics in 1998. Mr. Moore received his MBA from Seattle University in 1993.

(4)	Michael T. Scalzo assisted in creating our buying office and was one of its original buyers in 1992. He became general merchandise manager in 1995, was promoted to vice president of merchandising in April 1999, to vice president of business development in March 2000 and to vice president of merchandising and marketing in October 2002.

(5)	William W. Lofgren joined us in 1992 as information systems manager before becoming operations manager in 1996 with overall operational responsibility for our stores. He was promoted to vice president of information systems in April 1999. Previously, Mr. Lofgren served as electronic maintenance manager of Costco from 1986 to 1991.

(6)	J. Robert Cain joined us in April 1998 as logistics manager prior to becoming vice president of logistics on August 7, 2000. Previously, Mr. Cain had a 23-year career with Sea-Land Service (now Horizon Lines) involving a wide variety of management positions in regulatory affairs, carrier pricing & marketing, inter-modal and sales. Mr. Cain earned a degree in transportation from the University of Tennessee in 1975.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

Summary Compensation Table

The following table sets forth certain compensation information of our chief executive officer and our four other most highly compensated executive officers, during the fiscal years ended December 26, 2004, December 28, 2003, and December 29, 2002.

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus ($)	Long-Term Compensation Awards Shares Underlying Options (#)	All Other Compensation ($)(1)
J. Jeffrey Meder	2004	$280,012	$199,800	74,667	$16,768
President, Chief Executive Officer	2003	265,864	59,562	66,667	35,883
	2002	244,965	9,584	76,667	16,427

Roy W. Sorensen	2004	$179,996	$95,185	8,000	$55,501
Vice President, Chief Operating Officer	2003	161,394	19,225	—	24,740
	2002	155,368	5,679	20,000	2,640

Martin P. Moore	2004	$155,769	$83,987	8,000	$57,939
Vice President, Chief Financial Officer,	2003	149,783	17,864	—	25,973
Secretary and Treasurer	2002	120,990	4,636	20,000	2,750

Michael T. Scalzo(2)	2004	$189,049	$102,044	28,000	$59,750
Vice President, Merchandising and	2003	168,789	19,800	20,000	25,723
Marketing	2002	150,058	4,636	40,000	2,750

William W. Lofgren	2004	$166,154	$89,586	8,000	$1,800
Vice President, Information Systems	2003	149,135	17,761	—	25,973
	2002	141,000	5,215	20,000	2,750

(1)	Consists of net proceeds on exercise of stock options, matching contributions to the Cost-U-Less 401(k) profit-sharing plan, auto allowances and payments of disability insurance premiums, if applicable.

(2)	Michael T. Scalzo was promoted to Vice President, Business Development in March 2000 and Vice President, Merchandising and Marketing in October 2002.

Stock Option Grants in Fiscal 2004

The following table sets forth certain information regarding grants of options to purchase our common stock made during the fiscal year ended December 26, 2004, to the persons named in the summary compensation table:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)(2)	Expiration Date	5% ($)	10% ($)
J. Jeffrey Meder	8,000	5.2%	$3.08	12/31/13	$15,496	$39,270
	66,667	43.5%	$5.38	9/01/14	225,564	571,624
Roy W. Sorensen	8,000	5.2%	$3.08	12/31/13	15,496	39,270
Martin P. Moore	8,000	5.2%	$3.08	12/31/13	15,496	39,270
Michael T. Scalzo	8,000	5.2%	$3.08	12/31/13	15,496	39,270
	20,000	13.1%	$5.77	10/28/14	72,574	183,918
William W. Lofgren	8,000	5.2%	$3.08	12/31/13	15,496	39,270

(1)	All options are granted under our 1998 stock incentive compensation plan and are immediately exercisable. For additional information regarding options, see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” and “Report of the Compensation Committee on Executive Compensation”.

(2)	The exercise price of all options is equal to the closing market value of the common stock as of the day of grant.

(3)	The future values of current year grants assume appreciation of 5% and 10% per year over the 10-year option period, as required by applicable regulations of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the common stock price. The actual values realized depends on the future performance of the common stock and overall market conditions, and may be greater or less than the potential realizable values set forth in the table.

Stock Option Exercises in Fiscal 2004 and Year-End Values

The following table sets forth certain information concerning exercises of options to purchase our common stock in the fiscal year ended December 26, 2004, and unexercised options held as of December 26, 2004, by the persons named in the summary compensation table:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
J. Jeffrey Meder .	—	—	358,001	—	$1,453,735	$—
Roy W. Sorensen .	10,000	$47,500	98,000	—	468,815	—
Martin P. Moore	10,000	47,500	73,000	—	336,840	—
Michael T. Scalzo .	10,000	47,500	92,402	3,000	275,875	13,905
William W. Lofgren .	—	—	32,951	—	97,410	—

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.

(2)	Stock options are valued based upon the closing price of a share of common stock as reported on the Nasdaq SmallCap Market on December 23, 2004, the last trading day of the fiscal year ($6.51 per share).

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Contracts

On October 20, 2004, we entered into an employment agreement with J. Jeffrey Meder to continue to serve as our president and chief executive officer. The agreement is effective as of September 1, 2004, and continues through September 1, 2007, unless extended by mutual agreement or terminated sooner under the terms of the agreement. The agreement provides for the payment to Mr. Meder of an initial annual salary of $310,000, subject to annual review and adjustment by our board of directors. Mr. Meder will also be eligible for an annual bonus of $100,000, adjusted upward or downward as appropriate, based on the achievement of specified financial targets. In addition, beginning on September 1, 2005, Mr. Meder will receive a bonus of $50,000 for each new store we open. Either party may terminate the agreement at any time and for any reason upon 30 days written notice to the other party. If we terminate Mr. Meder’s employment prior to the end of the term of the agreement other than for cause (as defined in the agreement), or if his employment is terminated within twelve months following a change of control, he is entitled to receive a lump sum payment equal to twelve months’ base salary and continuation of benefits.

Our other executive officers who are named in the summary compensation table serve as “at will” employees. Each of these officers is eligible to participate in our incentive bonus program and our executive severance plan.

Incentive Bonus Plan. On December 15, 2004, the compensation committee approved our 2005 incentive bonus program with respect to several classes of key employees, including our executive officers. The design of the bonus program is substantially similar to our 2004 bonus program and other prior year programs, and all such programs reward achievement at specified levels of financial and departmental performance.

Under the bonus program, and consistent with the 2004 predecessor program, each of our executive officers (excluding our chief executive officer) is eligible to receive a bonus based on a combination of our earnings from operations improvement over the prior fiscal year, as defined by the compensation committee, and a percentage of his or her salary based on departmental performance and our net income compared to our operating plan.

Each store manager is eligible to receive a bonus based primarily on a combination of store profitability, store gross margin return on inventory investment, and our operating income, all compared to our operating plan. Each corporate and depot-based key employee is eligible to receive a bonus based on departmental performance and our net income compared to our operating plan.

Change-in-Control Arrangements

Amended and Restated 1998 Stock Incentive Compensation Plan. Pursuant to the amended and restated 1998 stock incentive compensation plan, in the event of a change-in-control, if the acquiring company does not assume, or substitute new options for, all outstanding options, all shares subject to outstanding options will become fully vested and exercisable prior to the change-in-control.

Executive Severance Plan. On April 17, 2003, we adopted an executive severance plan, which provides certain severance and other benefits in connection with a change-in-control to certain key employees designated by the board of directors. The severance plan covers our chief executive officer, chief operating officer, chief financial officer, and our senior management-level employees who are classified as a vice president on the date of the change-in-control. The severance plan may not be amended except to bring the plan into compliance with all applicable laws and regulations, to increase the amount or type of severance benefits payable under the plan, or to extend the termination date of the plan. The severance plan automatically terminates on April 17, 2008, unless extended by us or a change-in-control shall have occurred, in which case the plan terminates upon the earlier of twelve months following the change-in-control or the date on which all severance benefits payable have been paid.

Under the severance plan, if the employment of our chief executive officer, our chief operating officer or our chief financial officer is terminated involuntarily (other than for death, disability or cause) or terminates for good reason in connection with or within twelve months of a change-in-control, he or she will receive a lump sum cash severance payment in an amount equal to twelve months’ salary. If the employment of a senior management-level employee who is classified as a vice president is terminated involuntarily (other than for death, disability or cause) or terminates for good reason in connection with or within twelve months of a change-in-control, he or she will receive a lump sum cash severance payment in an amount equal to one month of base salary for each year of service, with a maximum of twelve months’ salary and a minimum of six months’ salary. In addition, each participant covered by the severance plan will have their options, restricted stock or bonus stock accelerate and become exercisable in full upon such termination. Following a participant’s termination upon change-in-control, the severance plan also provides that we will provide the participant with continued health and other group insurance benefits for the participant’s benefit period after the participant’s termination. In addition, if any payment or benefit received or to be received by any participant under the severance plan or otherwise would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the compensation and benefits payable upon a change-in-control will be determined in a manner that maximizes the aggregate present value of the payments without causing any payment to be nondeductible by us under Section 280G.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Mr. Textor, Mr. Enger and Mr. Nettles served on the compensation committee of the board of directors for the past fiscal year. Mr. Textor has been the chairman of the compensation committee since 2000. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors or our compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain an amended and restated 1998 stock option plan, which has been approved by shareholders, and provides for the issuance of our common stock to officers and other employees, directors and consultants. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plan as of December 26, 2004:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))(1) (c)
Equity compensation plans approved by shareholders	838,139	$2.88	16,882
Equity compensation plans not approved by shareholders	None	None	None
Total	838,139	$2.88	16,882

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all filing requirements under Section 16(a) applicable to our executive officers, directors and greater-than-10% shareholders were complied with, except that Messrs. Cain, Lofgren, Meder, Moore, Nettles, Scalzo and Sorensen each failed to timely file one report with respect to one transaction.

COMPARISON OF SHAREHOLDER RETURN

The graph below compares the cumulative total shareholder return on our common stock for the period commencing on December 23, 1999, and ending on December 23, 2004, with the cumulative total return of the Nasdaq Stock Market Index (US) and the Nasdaq Retail Trade Stocks Index over the same period (assuming an investment of $100 in the common stock, stocks comprising the Nasdaq Stock Market Index (US), and the stocks comprising the Nasdaq Retail Trade Stocks Index December 23, 1999, and the reinvestment of all dividends).

Comparison of Five-Year Cumulative Total Returns
Performance Graph for
Cost U Less, Inc.

REPORT BY THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors is comprised of non-employee directors. The members of the compensation committee during fiscal 2004 were George C. Textor (Chairman), David A. Enger and Gary W. Nettles. Our board of directors appointed Robert C. Donegan to serve on the compensation committee and as its chairman on December 15, 2004.

The primary purpose of the compensation committee is to discharge the board’s responsibilities relating to compensation and benefits of our executive officers. In carrying out these responsibilities, the compensation committee reviews all components of executive officer compensation for consistency with the committee’s compensation philosophy as in effect from time to time.

The committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties and to determine the terms, costs and fees for such engagements. The committee has the sole authority to retain or terminate any consulting firm used to evaluate director, chief executive officer or executive compensation, and to determine and approve the terms of engagement the fees and costs for such engagements. We pay the fees and costs of any consultant or advisor engaged by the committee to assist in it in performing any of its duties.

The committee meets as often as it deems appropriate, but not less frequently than once each year, to review the compensation of our executive officers, and to otherwise perform its duties under its charter.

To fulfill its responsibilities and duties, the committee:

•	Determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. Our chief executive officer may not be present during such voting or deliberations.

•	Reviews and approves annual performance objectives and goals relevant to compensation for our chief executive officer and evaluates the performance of our chief executive officer in light of these goals and objectives.

•	Considers, in determining the long-term incentive component of compensation for our chief executive officer, the performance of Cost-U-Less and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our chief executive officer in past years.

•	Makes recommendations to the board regarding incentive-based or equity-based compensation plans in which our executive officers participate, reviews and approves salaries, incentive and equity awards for other executive officers and oversees the evaluation of management.

•	Approves all employment, severance, or change-in-control agreements, special or supplemental benefits applicable to our executive officers.

•	Periodically reviews and advises the board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for our chief executive officer and our other executive officers relative to comparable companies in our industry.

The goals of Cost-U-Less’s executive officer compensation policies are to attract, retain and reward executive officers who contribute to our success, to align executive officer compensation with our performance and to motivate executive officers to achieve our business objectives. We use salary, bonus compensation and option grants to attain these goals. Base salaries of executive officers are reviewed annually by the compensation committee and adjustments are made based on (i) individual performance of executive officers for the previous fiscal year, and (ii) our financial results for the previous year.

We strongly believe that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with those of the shareholders, and therefore we make periodic grants of stock options under our stock incentive compensation plan. The size of an option grant to an executive officer has generally been determined with reference to the responsibilities and expected future contributions of the executive officer, previous grants to that officer, as well as recruitment and retention considerations. In fiscal 2004, the compensation committee approved stock option grants to certain of the executive officers consistent with these criteria. See “Option Grants in Last Fiscal Year.”

Mr. Meder’s compensation as president and chief executive officer includes (i) base salary, (ii) annual incentive bonuses and (iii) stock option grants. Mr. Meder’s base salary is based upon market analysis, assessments of individual performance and achievement of operating goals that are established annually by the board of directors. Assessments of individual performance include objective standards and subjective evaluations of the value of Mr. Meder’s contributions. Mr. Meder’s base salary was set at $250,000 for the period of September 1, 2003 through August 31, 2004. Mr. Meder received an incentive bonus in the amount of $199,800 for fiscal 2004 pursuant to the terms of our incentive bonus program. Pursuant to the terms of his employment contract, in fiscal 2004 the compensation committee approved a grant to Mr. Meder of stock options for 66,667 shares under our 1998 stock incentive compensation plan.

On October 20, 2004, we entered into a new employment agreement with Mr. Meder to continue to serve as our president and chief executive officer. The agreement was effective as of September 1, 2004, and continues through September 1, 2007, unless extended by mutual agreement or terminated sooner under the terms of the agreement. The agreement provides for the payment to Mr. Meder of an initial annual salary of $310,000, subject to annual review and adjustment by the board of directors. Mr. Meder will also be eligible for an annual bonus of $100,000, adjusted upward or downward as appropriate, based on the achievement of specified financial targets. In addition, beginning on September 1, 2005, Mr. Meder will receive a bonus of $50,000 for each new store we open.

Either party may terminate the agreement at any time and for any reason upon 30 days written notice to the other party. If we terminate Mr. Meder’s employment prior to the end of the term of the agreement other than for cause (as defined in the agreement), or if his employment is terminated within twelve months following a change of control, he is entitled to receive a lump sum payment equal to twelve months’ base salary and continuation of benefits.

Cost-U-Less has considered the provisions of Section 162(m) of the Internal Revenue Code and related treasury department regulations which restrict deductibility of executive compensation paid to our chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 1998 Stock Incentive Compensation Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. We expect that the compensation committee will generally be comprised of non-employee directors, and that to the extent that the committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. To the extent that total non-exempt compensation exceeds $1,000,000 in fiscal 2004 or any subsequent year, it will not be deductible. The committee does not believe that in general other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE

George C. Textor
David A. Enger
Gary W. Nettles

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board of directors. The board of directors, in its business judgment, has determined that all members of the committee are “independent,” as required by the applicable listing standards of the Nasdaq SmallCap Market, and that Gary W. Nettles is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission.. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. As set forth in the committee’s charter, management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls and the selection, application and disclosure of critical accounting policies. The audit committee is responsible for retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. In fulfilling its oversight responsibilities, the committee reviewed and discussed our audited financial statements in the annual report with management, including a discussion of the quality of the accounting principles and policies, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee has reviewed with our auditors, who are responsible for auditing our financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. The committee has discussed matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which include, among other items, matters related to the conduct of the audit of our financial statements.

The audit committee has received from the auditors a formal written statement describing all relationships between the auditors and Cost-U-Less that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The committee has met with Grant Thornton LLP, with and without management present, to discuss the overall scope of Grant Thornton LLP’s audit, the results of its examinations, its evaluations of Cost-U-Less’s internal controls and the overall quality of its financial reporting.

Based on the review and discussions referred to above, the committee recommended to the board of directors that Cost-U-Less’s audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 26, 2004.

The audit committee has selected Grant Thornton LLP as independent auditors to audit the consolidated financial statements of Cost-U-Less for fiscal year 2005 ending January 1, 2006.

AUDIT COMMITTEE

Gary W. Nettles
David A. Enger
George C. Textor

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in the proxy statement and proxy card for a particular annual meeting. Shareholders that intend to present a proposal at the our annual meeting to be held in 2006 must give notice of the proposal at our principal executive offices, addressed to the corporate secretary, no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders to be considered for inclusion in the proxy statement and proxy card relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and proxy card must give written notice of the proposal to our corporate secretary no fewer than 60 nor more than 90 days prior to the date of the annual meeting pursuant to our bylaws, except under certain circumstances described in our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2005 annual meeting other than has been described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Copies of the Cost-U-Less 2004 Annual Report to Shareholders are being mailed to shareholders, together with this proxy statement, form of proxy and notice of annual meeting of shareholders. Additional copies of the annual report may be obtained from our corporate secretary at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006.

The annual report of Cost-U-Less on Form 10-K for the fiscal year ended December 26, 2004, was filed with the Securities and Exchange Commission on March 23, 2005. Copies of our annual report on Form 10-K may be obtained free of charge from the SEC’s website at www.sec.gov or from our corporate secretary at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006. Additional information about Cost-U-Less, Inc. is available at www.costuless.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Martin P. Moore
Secretary

Bellevue, Washington
April 7, 2005

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

(1)	ELECTION OF THREE DIRECTORS

	Nominees: Class I Director – 01 Robert C. Donegan Class II Director – 02 David A. Enger Class II Director – 03 Gary W. Nettles	FOR the Nominee ☐	WITHHOLD AUTHORITY to vote for the Nominee ☐

WITHHOLD for the following only: (write the name of the nominee in the space below)

Unless otherwise directed, all votes will be apportioned equally among those persons for who authority is given to vote.

		FOR	AGAINST	ABSTAIN
(2)	RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITORS OF COST-U-LESS	☐	☐	☐

I PLAN TO ATTEND THE MEETING				☐

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND “FOR” ITEM 2. The Board of Directors recommends a vote “FOR” Item 1 and “FOR” Item 2.

Dated:	, 2005

Signature

Signature if held jointly

Please sign exactly as name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associates, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

▲ FOLD AND DETACH HERE ▲

COST-U-LESS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS-MAY 11, 2005

   The undersigned hereby appoint(s) J. Jeffrey Meder and Martin P. Moore, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of Cost-U-Less, Inc. held of record by the undersigned on March 25, 2005 at the Annual Meeting of Shareholders of Cost-U-Less to be held at the Doubletree Hotel (Lakehills Room), 300 112th Ave. S.E., Bellevue, Washington, at 10:00 a.m. local time on Wednesday, May 11, 2005, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT-PLEASE DATE AND SIGN ON THE OTHER SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\

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